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                                                                      EXHIBIT 99

                                                    INVESTORS AND PRESS CONTACT:
                                                                   Kathy Bayless
                                                         Chief Financial Officer
                                                                  (408) 576-2000
                                                                ir_web@komag.com


                  KOMAG REPORTS THIRD QUARTER OF 2004 EARNINGS


FOR IMMEDIATE RELEASE

SAN JOSE, Calif., October 27, 2004 -- Komag, Incorporated (Nasdaq: KOMG), a leading independent supplier of thin-film media for disk drives, today announced earnings of $9.3 million, and diluted earnings per share of $0.33 on $102.4 million of revenue for the third quarter of 2004.

In the third quarter of 2003, revenue, net income and diluted earnings per share were $109.2 million, $9.9 million and $0.40, respectively, including a one-time gain on sale of equipment of $0.8 million and a non-recurring income tax benefit of $2.5 million.

Year-to-date 2004 revenue, net income and diluted earnings per share were $327.1 million, $35.6 million and $1.27, respectively, for the 40-week period. In the prior year-to-date period of 39 weeks, revenue, net income and diluted earnings per share were $320.1 million, $19.6 million and $0.81, respectively.

T.H. Tan, Komag's chief executive officer stated, "We are very pleased with our continuing consistent profitability and positive cash flow in 2004. Total revenue for the third quarter was up slightly from the prior quarter level of $101.1 million due to an increase in finished unit shipments, offset somewhat by lower average selling prices. With continued focus on cost control, our net income increased from the prior quarter level of $8.4 million to $9.3 million. We ended the third quarter with $91.1 million of cash, up from $70.1 million at the beginning of 2004."

The first quarter of 2004 was comprised of 14 weeks. All other quarters in 2004 and 2003 include 13 weeks. The Company uses a 52-53 week fiscal year ending on the Sunday closest to December 31. The Company's 2004 fiscal year contains 53 weeks.


THIRD QUARTER REVIEW

Sales to Maxtor, Hitachi Global Storage Technologies, and Western Digital accounted for 48%, 36% and 8% of total revenue in the third quarter of 2004, respectively. Finished disk shipments for desktop and consumer applications together represented 94% of Komag's third quarter of 2004 unit shipment volume. The remaining finished disk shipments (6%) in the third quarter of 2004 were disks for high-end server (enterprise) drives.

Mr. Tan said, "We are excited to have begun volume shipments of 100GB per platter advanced disks primarily targeted for multi-platter consumer applications, as well as initial shipments for 120GB per platter desktop and consumer applications. These advanced disks totaled 1.7 million units, 10% of finished disk shipments in the third quarter of 2004."

Finished disk shipments were 16.6 million in the third quarter of 2004 compared to 17.5 million a year ago. Other disk revenue was $11.1 million in the third quarter of 2004 compared to $10.1


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million a year ago. Interest expense in the third quarter of 2004 was $0.4 million compared to $3.4 million a year ago.

The Company completed its planned capacity expansion in the third quarter of 2004 within its current finished disk manufacturing facilities resulting in finished disk quarterly production capacity of approximately 24 million. Capital spending in the third quarter of 2004 was $10.1 million.


BUSINESS OUTLOOK

"Based on current customer demand, the Company expects total revenue for the fourth quarter of 2004 to increase approximately 10% to 15% from the third quarter of 2004. Net margin is expected to be in the range of 11% to 13%. We expect the fourth quarter of 2004 to reflect normal seasonal strength. Longer term we are excited to be a leader in a market where unit shipments continue to grow in traditional markets as well as the expanding market opportunities for disk drives and disks in consumer applications. We are continuing to focus on maintaining a low cost manufacturing structure, providing advanced technology products and strengthening our customer relationships to provide value to our customers, to grow our business and provide financial returns to our shareholders," said Mr. Tan.

In January 2004, Komag issued $80.5 million of 2.0% subordinated notes convertible into common stock. Subsequent to the issuance of the notes the Emerging Issues Task Force (or EITF) reached a consensus on Issue No. 04-08 "Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share." This consensus, which is expected to be effective during the fourth quarter of 2004, will require Komag to include in the calculation of its fully diluted earnings per share an additional 3.0 million shares of its common stock. If EITF 04-08 had gone into effect in the third quarter of 2004, Komag's reported diluted earnings per share would have been reduced by approximately $0.02.


ABOUT KOMAG

Founded in 1983, Komag is a leading independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.

For more information about Komag, visit Komag's Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag's Investor Relations at 408-576-2901.


FORWARD-LOOKING STATEMENTS

This press release contains certain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the Company's current judgment and include, but are not limited to the belief that finished unit quarterly capacity is approximately 24 million, that revenue in the fourth quarter of 2004 will increase 10% to 15% from the prior quarter, the Company's ability to accurately estimate net margin and the market for unit shipments of disks and disk drives. The Company's actual


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results for future periods could differ materially from those projected in such forward-looking information. Factors that could cause actual results to differ include, but are not limited to, continued customer demand and the impact of demand variation on factory utilization, variability in demand and associated impact on average selling price of disks, the Company's ability to achieve its operating yield, cost and profitability targets, the Company's ability to satisfy customer qualification requirements and meet shipping demands, the Company's expectation that industry unit demand will continue to grow and not decline and, the Company's ability to produce new generation disks in volume and the other factors described in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.


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                               KOMAG, INCORPORATED
                         CONSOLIDATED INCOME STATEMENTS
                      (in thousands, except per share data)
                                   (Unaudited)

                                                   Three Months   Three Months    Three Months       Nine Months     Nine Months
                                                      Ended         Ended            Ended              Ended           Ended
                                                  October 3,2004  July 4,2004   September 28,2003  October 3,2004  September 28,2003
                                                  --------------  -----------   -----------------  --------------  -----------------
Net Sales                                             $ 102,424     $ 101,139          $ 109,199       $ 327,148         $ 320,061
Cost of Sales                                            79,256        79,510             83,840         245,422           249,090
                                                        -------       -------            -------        --------          --------
  Gross Profit                                           23,168        21,629             25,359          81,726            70,971
    Gross Profit  %                                        22.6%         21.4%              23.2%           25.0%             22.2%
Research, Development, and Engineering Expense            9,720         9,043             10,778          30,385            31,089
Selling, General, and Administrative Expense              3,923         3,908              4,717          13,185            13,317
Gain on Disposal of Assets                                 (230)         (210)              (792)           (630)           (1,870)
                                                        -------       -------            -------        --------          --------
    Operating Income                                      9,755         8,888             10,656          38,786            28,435
Interest Income                                             342           228                103             851               343
Interest Expense                                           (437)         (445)            (3,351)         (2,744)          (10,095)
Other Income (Expense), Net                                 (75)          (17)                83            (142)              307
                                                        -------       -------            -------        --------          --------
     Income before Income Taxes                           9,585         8,654              7,491          36,751            18,990
Provision for (Benefit from) Income Taxes                   321           286             (2,452)          1,146              (607)
                                                            ---           ---             ------           -----          --------
    Net Income                                          $ 9,264       $ 8,368            $ 9,943        $ 35,605          $ 19,597
                                                        =======       =======            =======        ========          ========
      Net Income %                                          9.0%          8.3%               9.1%           10.9%              6.1%

Basic Net Income per Share                               $ 0.33        $ 0.30             $ 0.42          $ 1.31            $ 0.84
                                                        =======       =======            =======        ========          ========

Diluted Net Income per Share                             $ 0.33        $ 0.29             $ 0.40          $ 1.27            $ 0.81
                                                        =======       =======            =======        ========          ========

Basic Shares Outstanding                                 27,792        27,526             23,558          27,200            23,457
                                                        =======       =======            =======        ========          ========

Diluted Shares Outstanding                               28,285        28,503             24,860          28,036            24,252
                                                        =======       =======            =======        ========          ========


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                               KOMAG, INCORPORATED
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                        OCTOBER 3, 2004        December 28, 2003
ASSETS                                                    (Unaudited)               (NOTE 1)
                                                          -----------               --------
     Cash and Cash Equivalents                             $     91,133           $      70,058
     Net Receivables                                             62,872                  60,628
     Inventories                                                 36,398                  25,501
     Prepaid Expenses and Deposits                                2,528                   2,756
                                                           ------------          --------------
          Total Current Assets                                  192,931                 158,943

     Property, Plant and Equipment, Net                         205,689                 184,536
     Other Intangible Assets, Net                                 2,123                   4,257
     Other Assets                                                 3,015                      71
                                                           ------------          --------------
     TOTAL ASSETS                                          $    403,758          $      347,807
                                                           ============          ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

     Current Portion of Long-Term Debt                      $         -           $      20,247
     Trade Accounts Payable                                      35,422                  40,117
     Other Liabilities                                           16,720                  25,054
                                                           ------------          --------------
          Total Current Liabilities                              52,142                  85,418

     Long-Term Debt                                              80,500                  95,801

     Common Stock                                               241,489                 172,695
     Deferred Stock-Based Compensation                             (99)                   (228)
     Retained Earnings (Accumulated Deficit)                     29,726                 (5,879)
                                                           ------------          --------------
     TOTAL STOCKHOLDERS' EQUITY                                 271,116                 166,588
                                                           ------------          --------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $    403,758          $      347,807
                                                           ============          ==============

NOTE 1: The Consolidated Balance Sheet at December 28, 2003 was derived from the audited financial statements.